Exhibit 99.1

Janus Henderson Group plc Reports First Quarter 2024 Results

●

Solid investment performance, with 70%, 60%, 68%, and 85% of assets under management (“AUM”) outperforming relevant benchmarks on a one-, three-, five-, and 10-year basis, respectively, as of March 31, 2024

●	AUM increased 5% quarter over quarter and 14% year over year to US$352.6 billion as of March 31, 2024

●	First quarter 2024 net outflows of US$(3.0) billion reflect net inflows in Intermediary and outflows in Institutional

●	First quarter 2024 diluted EPS of US$0.81, or US$0.71 on an adjusted basis

●	Announced strategic decisions to acquire NBK Capital Partners, the emerging markets private investments team of NBK Wealth, and Tabula Investment Management, a leading independent European ETF provider

●	Returned US$145 million in capital to shareholders through dividends and share buybacks in first quarter 2024

●	Board of Directors declared a quarterly dividend of US$0.39 per share and approved a new share repurchase authorization of up to US$150 million of the Company's common shares

LONDON — Janus Henderson Group plc (NYSE: JHG; “JHG," "Janus Henderson,” or the “Company”) published its first quarter 2024 results for the period ended March 31, 2024. First quarter 2024 operating income was US$119.2 million compared to US$143.7 million in the fourth quarter 2023 and US$100.4 million in the first quarter 2023. Adjusted operating income, adjusted for one-time, acquisition and transaction related costs, was US$128.2 million in the first quarter 2024 compared to US$156.2 million in the fourth quarter 2023 and US$105.6 million in the first quarter 2023.

First quarter 2024 diluted earnings per share of US$0.81 compared to US$0.74 in the fourth quarter 2023 and US$0.53 in the first quarter 2023. Adjusted diluted earnings per share of US$0.71 in the first quarter 2024 compared to US$0.82 in the fourth quarter 2023 and compared to US$0.55 in the first quarter 2023.

Acquisitions of NBK Capital Partners and Tabula Investment Management

Janus Henderson announced today that it has entered into a strategic partnership with NBK Wealth, the wealth management arm of the National Bank of Kuwait Group, whereby NBK Capital Partners ("NBKCP"), NBK Wealth's private investments team, will be acquired by Janus Henderson as the firm’s new emerging markets private capital division. The private investments team from NBK Wealth was established in 2006 and today is a leading alternative investments advisor across private credit and private equity strategies in emerging markets, including the Middle East and North Africa. Janus Henderson has a well-established history of investing in emerging markets, showcasing capabilities in emerging market equity and, more recently, enhancing its offerings with the addition of an emerging markets debt team. As investors look across the global market for differentiated investment opportunities, Janus Henderson believes emerging markets remain underpenetrated for private capital solutions and, therefore, present a key strategic growth area. The Company expects that partnering with NBK Wealth will provide Janus Henderson with the opportunity to tap into this rapidly expanding market, where there is increasing appetite from both sovereigns and corporates.

The Company also announced today that it has entered into an agreement to acquire Tabula Investment Management ("Tabula"), a leading independent ETF provider in Europe with an existing focus on fixed income and sustainable investment solutions. Established in 2018, Tabula has built an institutional-grade investment management and ETF platform with funds listed across 10 European exchanges, serving clients across 15 countries. The acquisition will build on Janus Henderson’s successful active ETF business in the U.S., where it is the fourth largest global provider of active fixed income ETFs by AUM.1 Janus Henderson believes partnering with Tabula will enable the Company to respond to client demand globally for its exceptional investment strategies to include an ETF wrapper.

Financial terms of the transactions are not disclosed. Both transactions are expected to be completed in the second quarter 2024, subject to customary closing conditions, including regulatory approvals.

[1]	Source: Bloomberg Professional as of March 31, 2024.

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Ali Dibadj, Chief Executive Officer, stated:

"We are pleased with the progress made this quarter. We delivered solid investment performance and financial results, reflecting strong markets, alpha generation, effective cost control, and increased productivity leading to a nearly 30% year-over-year increase in our diluted adjusted EPS. Our strong balance sheet provides us the flexibility to invest in the business—both organically and inorganically—as well as return cash to shareholders. The new buyback authorization and announced dividend reflect our strong liquidity position and our continued commitment to capital return.

"We continue to execute our strategic objectives, and we are extraordinarily pleased to partner with the talented professionals at both NBKCP and Tabula. These transactions represent strategic steps to amplify existing strengths and diversify where clients give us the right to win. The M&A pipeline remains active, and these bolt-on acquisitions reflect only the beginning of what we believe will be several future partnerships to meet our clients' needs and support the growth of Janus Henderson.

"While there is still work to be done, we have several areas of momentum in our business and the progress is tangible. Our focus remains on positioning Janus Henderson to deliver superior outcomes for our clients, employees, shareholders, and other stakeholders."

SUMMARY OF FINANCIAL RESULTS (unaudited) (in US$ millions, except per share data or as noted)

The Company presents its financial results in US$ and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, JHG management evaluates the profitability of the Company and its ongoing operations using additional non-GAAP financial measures. Management uses these performance measures to evaluate the business, and adjusted values are consistent with internal management reporting. See “Reconciliation of non-GAAP financial information” below for additional information.

	Three months ended
	31 Mar	31 Dec	31 Mar
	2024	2023	2023
GAAP basis:
Revenue	551.7	568.5	495.8
Operating expenses	432.5	424.8	395.4
Operating income	119.2	143.7	100.4
Operating margin	21.6%	25.3%	20.3%
Net income attributable to JHG	130.1	121.3	87.4
Diluted earnings per share	0.81	0.74	0.53

Adjusted basis:
Revenue	426.8	455.2	383.8
Operating expenses	298.6	299.0	278.2
Operating income	128.2	156.2	105.6
Operating margin	30.0%	34.3%	27.5%
Net income attributable to JHG	114.4	135.2	91.3
Diluted earnings per share	0.71	0.82	0.55

SHARE REPURCHASE AND DIVIDEND

As part of the US$150 million on-market share repurchase program approved by the Board in October 2023, JHG purchased approximately 2.7 million of its ordinary shares on the New York Stock Exchange (NYSE) in the first quarter, for a total outlay of approximately US$81 million.

On May 1, 2024, the Board declared a first quarter dividend in respect of the three months ended March 31, 2024, of US$0.39 per share. Shareholders on the register on the record date of May 13, 2024, will be paid the dividend on May 29, 2024. Additionally, on May 1, 2024, the Board authorized a new on-market share repurchase program under which JHG may repurchase, from time to time, up to $150 million of the Company’s common shares. This share repurchase program may be suspended, modified, or discontinued at any time, but any repurchases under the program must be made prior to the date of JHG’s 2025 Annual General Meeting of Shareholders.

Some JHG executives and employees obtain rights to receive shares of JHG common stock as part of their remuneration arrangements and employee entitlements. In order to satisfy these entitlements in a manner that is not dilutive to shareholders, the Board separately approved the repurchase of up to five million additional shares of common stock for the purpose of making grants to these executives and employees.

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AUM AND FLOWS (in US$ billions)

FX reflects movement in AUM resulting from changes in foreign currency rates as non-US$ denominated AUM is translated into US$. Redemptions include impact of client switches.

Total comparative AUM and flows

	Three months ended
	31 Mar	31 Dec	31 Mar
	2024	2023	2023
Opening AUM	334.9	308.3	287.3
Sales	15.9	14.4	19.5
Redemptions	(18.9)	(17.5)	(14.0)
Net sales / (redemptions)	(3.0)	(3.1)	5.5
Market / FX	20.7	29.7	17.7
Closing AUM	352.6	334.9	310.5

Quarterly AUM and flows by capability

		Fixed
	Equities	Income	Multi-Asset	Alternatives	Total
AUM 31 Mar 2023	188.5	65.0	46.8	10.2	310.5
Sales	8.6	5.1	1.1	0.4	15.2
Redemptions	(8.6)	(4.1)	(1.8)	(1.2)	(15.7)
Net sales / (redemptions)	—	1.0	(0.7)	(0.8)	(0.5)
Market / FX	10.6	(0.1)	1.6	—	12.1
Reclassifications	0.4	—	—	(0.4)	—
AUM 30 Jun 2023	199.5	65.9	47.7	9.0	322.1
Sales	5.7	4.8	1.0	0.3	11.8
Redemptions	(8.0)	(3.9)	(1.7)	(0.8)	(14.4)
Net sales / (redemptions)	(2.3)	0.9	(0.7)	(0.5)	(2.6)
Market / FX	(8.0)	(1.7)	(1.7)	0.2	(11.2)
Reclassifications	(1.3)	—	0.6	0.7	—
AUM 30 Sep 2023	187.9	65.1	45.9	9.4	308.3
Sales	6.0	6.9	1.0	0.5	14.4
Redemptions	(9.2)	(5.2)	(2.4)	(0.7)	(17.5)
Net sales / (redemptions)	(3.2)	1.7	(1.4)	(0.2)	(3.1)
Market / FX	20.4	4.7	4.4	0.2	29.7
AUM 31 Dec 2023	205.1	71.5	48.9	9.4	334.9
Sales	8.1	5.8	1.3	0.7	15.9
Redemptions	(9.2)	(5.7)	(2.1)	(1.9)	(18.9)
Net sales / (redemptions)	(1.1)	0.1	(0.8)	(1.2)	(3.0)
Market / FX	18.3	(1.0)	3.0	0.4	20.7
AUM 31 Mar 2024	222.3	70.6	51.1	8.6	352.6

Average AUM by capability

	Three months ended
	31 Mar	31 Dec	31 Mar
	2024	2023	2023
Equities	212.7	191.9	184.0
Fixed Income	70.6	66.8	63.5
Multi-Asset	50.0	46.9	46.5
Alternatives	8.6	9.3	10.5
Total	341.9	314.9	304.5

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INVESTMENT PERFORMANCE

% of AUM outperforming benchmark (as of March 31, 2024)

Capability	1-year	3-year	5-year	10-year
Equities	60%	48%	55%	80%
Fixed Income	84%	69%	88%	92%
Multi-Asset	95%	95%	97%	97%
Alternatives	79%	89%	97%	100%
Total	70%	60%	68%	85%

Outperformance is measured based on composite performance gross of fees versus primary benchmark, except where a strategy has no benchmark index or corresponding composite in which case the most relevant metric is used: (1) composite gross of fees versus zero for absolute return strategies, (2) fund net of fees versus primary index, or (3) fund net of fees versus Morningstar peer group average or median. Non-discretionary and separately managed account assets are included with a corresponding composite where applicable.

Cash management vehicles, ETF-enhanced beta strategies, Managed CDOs, Private Equity funds, and custom non-discretionary accounts with no corresponding composite are excluded from the analysis. Performance across all time periods excludes Intech, the sale of which was completed March 31, 2022. Excluded assets represent 3% of AUM. Capabilities defined by Janus Henderson.

% of mutual fund AUM in top 2 Morningstar quartiles (as of March 31, 2024)

Capability	1-year	3-year	5-year	10-year
Equities	60%	73%	78%	86%
Fixed Income	67%	55%	65%	70%
Multi-Asset	93%	96%	93%	95%
Alternatives	30%	80%	9%	96%
Total	66%	75%	78%	86%

Includes Janus Investment Fund, Janus Aspen Series and Clayton Street Trust (U.S. Trusts), Janus Henderson Capital Funds (Dublin based), Dublin and UK OEIC and Investment Trusts, Luxembourg SICAVs, and Australian Managed Investment Schemes. Performance across all time periods excludes Intech, the sale of which was completed March 31, 2022. The top two Morningstar quartiles represent funds in the top half of their category based on total return. For the 1-, 3-, 5-, and 10-year periods ending March 31, 2024, 53%, 58%, 55%, and 62% of the 188, 172, 163, and 146 total mutual funds, respectively, were in the top 2 Morningstar quartiles.

Analysis based on “primary” share class (Class I Shares, Institutional Shares, or share class with longest history for U.S. Trusts; Class A Shares or share class with longest history for Dublin based; primary share class as defined by Morningstar for other funds). Performance may vary by share class. Rankings may be based, in part, on the performance of a predecessor fund or share class and are calculated by Morningstar using a methodology that differs from that used by Janus Henderson. Methodology differences may have a material effect on the return and therefore the ranking. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

Funds not ranked by Morningstar are excluded from the analysis. Capabilities defined by Janus Henderson. © 2024 Morningstar, Inc. All Rights Reserved.

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FIRST QUARTER 2024 RESULTS BRIEFING INFORMATION

Chief Executive Officer Ali Dibadj and Chief Financial Officer Roger Thompson will present these results on May 2, 2024, on a conference call and webcast to be held at 9:00 a.m. ET.

Those wishing to participate should call:

United States	833 470 1428
United Kingdom	0808 189 6484
All other countries	+1 929 526 1599
Conference ID	583840

Access to the webcast and accompanying slides will be available via the investor relations section of Janus Henderson’s website (ir.janushenderson.com).

About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping clients define and achieve superior financial outcomes through differentiated insights, disciplined investments, and world-class service. As of March 31, 2024, Janus Henderson had approximately US$353 billion in assets under management, more than 2,000 employees, and offices in 24 cities worldwide. The firm helps millions of people globally invest in a brighter future together. Headquartered in London, Janus Henderson is listed on the NYSE.

Investor enquiries:	Media enquiries:
Jim Kurtz	Nicole Mullin
Head of Investor Relations	Director of Media Relations
+1 303 336 4529	+44 (0)20 7818 2511
jim.kurtz@janushenderson.com	nicole.mullin@janushenderson.com

Or	Candice Sun
Head of Corporate Communications, North America
Investor Relations	+1 303 336 5452
investor.relations@janushenderson.com	candice.sun@janushenderson.com

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FINANCIAL DISCLOSURES

Condensed consolidated statements of comprehensive income (unaudited)

	Three months ended
	31 Mar	31 Dec	31 Mar
(in US$ millions, except per share data or as noted)	2024	2023	2023
Revenue:
Management fees	459.4	427.1	414.6
Performance fees	(13.1)	41.7	(14.9)
Shareowner servicing fees	57.2	53.6	51.5
Other revenue	48.2	46.1	44.6
Total revenue	551.7	568.5	495.8

Operating expenses:
Employee compensation and benefits	165.8	156.1	140.3
Long-term incentive plans	50.4	41.7	55.5
Distribution expenses	122.4	113.3	112.0
Investment administration	12.2	12.3	11.6
Marketing	8.0	8.9	8.8
General, administrative and occupancy	68.6	87.6	61.1
Depreciation and amortization	5.1	4.9	6.1
Total operating expenses	432.5	424.8	395.4

Operating income	119.2	143.7	100.4

Interest expense	(3.1)	(3.2)	(3.1)
Investment gains, net	22.5	24.8	17.6
Other non-operating income, net	34.6	11.9	7.1
Income before taxes	173.2	177.2	122.0
Income tax provision	(32.6)	(32.9)	(26.0)
Net income	140.6	144.3	96.0
Net income attributable to noncontrolling interests	(10.5)	(23.0)	(8.6)
Net income attributable to JHG	130.1	121.3	87.4
Less: allocation of earnings to participating stock-based awards	(3.0)	(3.5)	(2.4)
Net income attributable to JHG common shareholders	127.1	117.8	85.0

Basic weighted-average shares outstanding (in millions)	157.5	160.1	160.2
Diluted weighted-average shares outstanding (in millions)	157.7	160.2	160.4

Diluted earnings per share (in US$)	0.81	0.74	0.53

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Reconciliation of non-GAAP financial information

In addition to financial results reported in accordance with GAAP, we compute certain financial measures using non-GAAP components, as defined by the SEC. These measures are not in accordance with, or a substitute for, GAAP, and our financial measures may be different from non-GAAP financial measures used by other companies. We have provided a reconciliation of our non-GAAP components to the most directly comparable GAAP components. The following are reconciliations of GAAP revenue, operating expenses, operating income, net income attributable to JHG, and diluted earnings per share to adjusted revenue, adjusted operating expenses, adjusted operating income, adjusted net income attributable to JHG, and adjusted diluted earnings per share.

	Three months ended
	31 Mar	31 Dec	31 Mar
(in US$ millions, except per share data or as noted)	2024	2023	2023
Reconciliation of revenue to adjusted revenue
Revenue	551.7	568.5	495.8
Management fees[1]	(45.5)	(40.8)	(40.8)
Shareowner servicing fees[1]	(45.9)	(42.9)	(42.3)
Other revenue[1]	(33.5)	(29.6)	(28.9)
Adjusted revenue	426.8	455.2	383.8

Reconciliation of operating expenses to adjusted operating expenses
Operating expenses	432.5	424.8	395.4
Employee compensation and benefits[2]	(8.5)	(2.2)	(1.2)
Long-term incentive plans[2]	(1.8)	(0.5)	(2.5)
Distribution expenses[1]	(122.4)	(113.3)	(112.0)
General, administration and occupancy[2]	(1.1)	(9.6)	(1.0)
Depreciation and amortization[3]	(0.1)	(0.2)	(0.5)
Adjusted operating expenses	298.6	299.0	278.2

Adjusted operating income	128.2	156.2	105.6

Operating margin	21.6%	25.3%	20.3%
Adjusted operating margin	30.0%	34.3%	27.5%

Reconciliation of net income attributable to JHG to adjusted net income attributable to JHG
Net income attributable to JHG	130.1	121.3	87.4
Employee compensation and benefits[2]	6.0	2.2	1.2
Long-term incentive plans[2]	1.8	0.5	2.5
General, administration and occupancy[2]	1.1	9.6	1.0
Depreciation and amortization[3]	0.1	0.2	0.5
Investment gains, net[4]	—	0.2	—
Other non-operating income (expense), net[4]	(22.6)	3.0	—
Income tax provision[5]	(2.1)	(1.8)	(1.3)
Adjusted net income attributable to JHG	114.4	135.2	91.3
Less: allocation of earnings to participating stock-based awards	(2.6)	(3.9)	(2.5)
Adjusted net income attributable to JHG common shareholders	111.8	131.3	88.8

Weighted-average diluted common shares outstanding – diluted (in millions)	157.7	160.2	160.4
Diluted earnings per share (in US$)	0.81	0.74	0.53
Adjusted diluted earnings per share (in US$)	0.71	0.82	0.55

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[1]

JHG contracts with third-party intermediaries to distribute and service certain of its investment products. Fees for distribution and servicing related activities are either provided for separately in an investment product’s prospectus or are part of the management fee. Under both arrangements, the fees are collected by JHG and passed through to third-party intermediaries who are responsible for performing the applicable services. The majority of distribution and servicing fees collected by JHG are passed through to third-party intermediaries. JHG management believes that the deduction of distribution and servicing fees from revenue in the computation of adjusted revenue reflects the pass-through nature of these revenues. In certain arrangements, JHG performs the distribution and servicing activities and retains the applicable fees. Revenues for distribution and servicing activities performed by JHG are not deducted from GAAP revenue. In addition to the adjustments related to distribution and servicing activities, other revenue for the three months ended March 31, 2024, also includes an adjustment related to an employee secondment arrangement with a joint venture. The arrangement is pass-through in nature, and we believe the costs do not represent our ongoing operations.

[2]

Adjustments for the three months ended March 31, 2024 and 2023, primarily relate to redundancy expenses and the acceleration of long-term incentive plan expense related to the departure of certain employees. Adjustments for the three months ended March 31, 2023, also include rent expense on subleased office space. Adjustments for the three months ended December 31, 2023, include a US$9.3 million charge related to a separately managed account trade error. JHG management believes these costs are not representative of our ongoing operations. Additionally, within the reconciliation of operating expenses to adjusted operating expenses for the three months ended March 31, 2024, employee compensation and benefits also includes an adjustment related to an employee secondment arrangement with a joint venture. The arrangement is pass-through in nature, and we believe the costs do not represent our ongoing operations.

[3]

Investment management contracts have been identified as a separately identifiable intangible asset arising on the acquisition of subsidiaries and businesses. Such contracts are recognized at the net present value of the expected future cash flows arising from the contracts at the date of acquisition. For segregated mandate contracts, the intangible asset is amortized on a straight-line basis over the expected life of the contracts. JHG management believes these non-cash and acquisition-related costs are not representative of our ongoing operations.

[4]

Adjustments consist primarily of the release of accumulated foreign currency translation adjustments related to JHG liquidated entities. JHG management believes these costs are not representative of our ongoing operations.

[5]

The tax impact of the adjustments is calculated based on the applicable U.S. or foreign statutory tax rate as it relates to each adjustment. Certain adjustments are either not taxable or not tax-deductible.

Condensed consolidated balance sheets (unaudited)

	31 Mar	31 Dec
(in US$ millions)	2024	2023
Assets:
Cash and cash equivalents	904.7	1,152.4
Investments	240.7	334.2
Property, equipment and software, net	41.7	44.2
Intangible assets and goodwill, net	3,708.9	3,721.6
Assets of consolidated variable interest entities	512.3	405.9
Other assets	861.8	838.3
Total assets	6,270.1	6,496.6

Liabilities, redeemable noncontrolling interests and equity:
Long-term debt	303.9	304.6
Deferred tax liabilities, net	569.2	570.8
Liabilities of consolidated variable interest entities	4.7	3.2
Other liabilities	690.2	762.5
Redeemable noncontrolling interests	274.7	317.2
Total equity	4,427.4	4,538.3
Total liabilities, redeemable noncontrolling interests and equity	6,270.1	6,496.6

Condensed consolidated statements of cash flows (unaudited)

	Three months ended
	31 Mar	31 Dec	31 Mar
(in US$ millions)	2024	2023	2023
Cash provided by (used for):
Operating activities	(5.0)	161.5	(108.2)
Investing activities	(54.3)	(86.8)	(235.1)
Financing activities	(179.2)	(76.1)	13.8
Effect of exchange rate changes	(7.3)	29.2	15.4
Net change during period	(245.8)	27.8	(314.1)

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Basis of preparation

In the opinion of management of Janus Henderson Group plc, the condensed consolidated financial statements contain all normal recurring adjustments necessary to fairly present the financial position, results of operations, and cash flows of JHG in accordance with GAAP. Such financial statements have been prepared in accordance with the instructions to Form 10‑Q pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The financial statements should be read in conjunction with the annual consolidated financial statements and notes presented in Janus Henderson’s Annual Report on Form 10‑K for the year ended December 31, 2023, filed with the SEC (Commission File No. 001‑38103). Events subsequent to the balance sheet date have been evaluated for inclusion in the financial statements through the issuance date and are included in the notes to the condensed consolidated financial statements.

FORWARD-LOOKING STATEMENTS DISCLAIMER

Past performance is no guarantee of future results. Investing involves risk, including the possible loss of principal and fluctuation of value.

Certain statements in this press release not based on historical facts are “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance, or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects, or future events, including with respect to the timing and anticipated benefits of pending transactions and expectations regarding acquisition opportunities. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance onforward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.

Various risks, uncertainties, assumptions, and factors that could cause our future results to differ materially from those expressed by the forward-looking statements included in this press release include, but are not limited to, risks, uncertainties, assumptions, and factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2023, and in other filings or furnishings made by the Company with the SEC from time to time.

Annualized, pro forma, projected, and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.

The information, statements, and opinions contained in this document do not constitute a public offer under any applicable legislation or an offer to sell or solicitation of any offer to buy any securities or financial instruments or any advice or recommendation with respect to such securities or other financial instruments.

Not all products or services are available in all jurisdictions.

Janus Henderson is a trademark of Janus Henderson Group plc or one of its subsidiaries.

© Janus Henderson Group plc.

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